EXHIBIT 10.1

FERRELLGAS, INC. LONG-TERM CASH INCENTIVE PLAN

1.Purpose of the Plan.

The purpose of this Ferrellgas, Inc. Long-Term Cash Incentive Plan is to advance the interests of Ferrellgas, Inc. (the “Company”) and its stockholder by providing incentives in the form of cash bonus awards to certain officers and other employees of the Company. The Plan is intended to enable the Company to attract and retain talented officers and other employees and to motivate such officers and other employees to manage and grow the Company’s business and to attain the performance goals articulated under the Plan.

2.Certain Definitions.
(a)“Award” means a Cash Incentive Bonus award opportunity granted pursuant to the Plan.
(b)“Affiliate” means, with respect to any person or entity, any person or entity, directly or indirectly, controlled by, controlling, or under common control with such person or entity.
(c)“Benefit Plan” means “employee benefit plan” (including any employee benefit plan within the meaning of Section 3(3) of Employee Retirement Income Security Act of 1974, as amended), program, arrangement or practice maintained, sponsored or provided by the Company or any of its Affiliates, including those relating to compensation, bonuses, stock option, or other stock related rights or other forms of incentive or deferred compensation, paid time off benefits, insurance coverage (including any self-insured arrangements), health or medical benefits (including health savings account contributions and related benefits), disability benefits, workers’ compensation, severance benefits and post-employment or retirement benefits (including compensation, retirement, health, medical or life insurance or other benefits).
(d)“Board” means the Board of Directors of the Company.
(e)“Cash Incentive Bonus” means, for each Participant, a cash bonus with respect to a Performance Period determined by the Committee on the basis of achievement of the Performance Goals for such Performance Period.
(f)“Change in Control” means the first of the following events to occur after the Effective Date:

(i)any person or group of persons (as defined in Section 13(d) and 14(d) of the Exchange Act) together with its affiliates, but excluding (i) the Company or any of its direct or indirect subsidiaries, (ii) any Benefit Plan of the Company or (iii) a corporation owned, directly or indirectly, by the stockholder(s) of the Company in substantially the same proportions as their ownership of stock of the Company (individually a “Person” and collectively, “Persons”), is or becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing 33% or more of the combined voting power of the Company’s then outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates); or

(ii)the consummation of a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or other entity regardless of which entity is the survivor, other than (i) a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the then outstanding voting securities of such surviving entity or any parent thereof, calculated immediately after such merger or consolidation or (ii) a merger or consolidation that would result in one or more Related Parties owning more than 50% of the combined voting power of the then outstanding voting securities of the surviving entity or any parent thereof; or

(iii)the stockholder(s) of the Company approve a plan of complete liquidation or winding-up of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, provided, however, that a sale of the Company's search business shall not constitute a Change in Control, regardless of whether stockholders approve the transaction; and provided, further, that, no sale of all or substantially all the Company’s assets shall constitute a Change in Control if the sale is to a Related Party; or

(iv)the majority of the seats (other than vacant seats) on the Board (or similar governing body) of the Company (or its direct or indirect parent holding company) ceases to be occupied by Persons who either (i) were members of the Board of the Company (or its direct or indirect parent holding company) as of the Effective Date; or (ii) subsequently became a director of the Company and whose initial election or initial nomination for election by the Company’s stockholder(s) was approved by a majority of the Continuing Directors then on the Board.  For purposes of this Plan, the term “Continuing Director” shall mean any person who is a member of the Board, while such person is a member of the Board, and who (i) was a member of the Board on the Effective Date; or (ii) subsequently becomes a member of the Board, if such person’s nomination for election or initial election to the Board is recommended or approved by a majority of the Continuing Directors; or

(v)Ferrell Companies, Inc. ceases to beneficially own and control, directly or indirectly, at least 51% on a fully diluted basis of the aggregate economic interests in the capital stock of the Company; or

(vi)The Company ceases to be the General Partner with power to manage and control either or both of Ferrellgas Partners, LP and Ferrellgas LP; or

(vii)Ferrellgas Partners, LP shall cease to beneficially own and control, directly or indirectly,100% on a fully diluted basis of the aggregate limited partnership interests in Ferrellgas, LP; or

(viii)any “change of control” or similar event shall occur under, and as defined in or set forth in, the documents evidencing or governing any Indebtedness of the Company, Ferrellgas Partners, LP or Ferrellgas, LP.

(g)“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto, and the Treasury regulations promulgated thereunder.
(h)“Committee” means the Compensation Committee of the Board, or any successor thereto or any other committee designated by the Board to assume the obligations of the Committee hereunder.
(i)“Effective Date” means August 1, 2022.
(j)“Employee” means an employee of the Company.

(k)“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
(l)“Participant” means an Employee who is selected by the Committee to participate in the Plan pursuant to Section 4 of the Plan.
(m)“Performance Goals” means the performance objective or objectives for a Performance Period established by the Committee and communicated to Participants for each Performance Period, together with performance ranges and achievement levels (such as threshold, target, and maximum).
(n)“Performance Period” means, unless otherwise designated by the Committee, a three consecutive fiscal year period of the Company commencing on the Effective Date and on each subsequent year’s August 1st.
(o)“Plan” means this Ferrellgas, Inc. Long-Term Cash Incentive Plan.
(p)“Related Party” means any of the following:

(i)any immediate family member or lineal descendent of James E. Ferrell;

(ii) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consists of any one or more of James E. Ferrell or such other Persons referred to in the immediately preceding clause (i);

(iii) the Ferrell Companies, Inc. Employee Stock Ownership Plan and its related Ferrell Companies, Inc. Employee Stock Ownership Trust (the “FCI ESOT”);

(iv)any participant in the FCI ESOT whose account has been allocated shares of Ferrell Companies, Inc.;

(v)Ferrell Companies, Inc.; or

(vi)any subsidiary of Ferrell Companies, Inc.

3.Administration.

The Plan shall be administered by the Committee. The Committee shall have the authority to select the Employees to be Participants, to determine the size and terms of an Award, to determine the time when Awards will be made, the amount of any Cash Incentive Bonus payments pursuant to such Awards and the Performance Period to which they relate, to determine any employment restrictions on actual receipt of Cash Incentive Bonus payments pursuant to Awards, to establish Performance Goals in respect of such Performance Periods and to determine whether such Performance Goals were attained. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall be within its sole and absolute discretion and shall be final, conclusive and binding on all parties. Determinations made by the Committee under the Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated.

4.Eligibility and Participation.

The Committee shall determine the Employees who shall be Participants for each Performance Period. The designation of Participants shall be made individually or by groups or classifications of employees, as the Committee deems appropriate.

5.Awards.
(a)Scope. Each year the Committee will establish Award opportunities and Performance Goals for Participants for the determination of potential Awards.  Following the end of a Performance Period, the Committee shall evaluate the Company’s actual performance against the Performance Goals to determine the Cash Incentive Bonus, if any, to be paid to a Participant.
(b)Performance Goals. Awards to Participants shall be based solely upon the attainment of one or more Performance Goals selected by the Committee. For purposes of this Section 5, the formula on which Performance Goals are based with respect to Awards under this Plan shall be determined by the Committee and may, but are not required to, be one or more of the following Performance Goals:
●	earnings before interest, taxes, depreciation and/or amortization;
●	total sales or revenues or levels of growth;
●	strategic business goals/objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals, and goals relating to acquisitions or divestitures;

or any combination thereof. Each Performance Goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company or any affiliate, operating unit or division of the Company. Following the completion of each Performance Period, the Committee shall determine whether the applicable Performance Goals have been achieved, the level of achievement, and the Cash Incentive Bonus amounts, if any, payable to Participants for such Performance Period. In determining the amount of a Participant’s Cash Incentive Bonus for a given Performance Period, the Committee shall have the right to adjust the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of performance for the Performance Period.

(c)Payment. The amount of the Cash Incentive Bonus payable, as determined by the Committee, for the Performance Period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of the Performance Period, but in all events by October 31st immediately following the end of the Performance Period. Except as the Committee may otherwise determine in its sole and absolute discretion, termination of a Participant’s employment prior to the end of the Performance Period will result in the forfeiture of the Award by the Participant, and no Cash Incentive Bonus payment shall be made with respect thereto. Anything to the contrary notwithstanding, if a Change in Control occurs prior to the end of a Performance Period, within forty-five (45) days following the occurrence of the Change in Control each Participant shall receive a prorated Cash Incentive Bonus for such Performance Period based upon the portion of the Performance Period completed through the date of the Change in Control with the Performance Goal for the Performance Period being deemed to have been achieved at the target level of performance.

6.Amendments or Termination.

The Board may from time to time alter, amend, suspend, or discontinue the Plan, including, where applicable, any modifications or amendments as it shall deem advisable, or to conform to any regulation or to any change in law or regulation applicable thereto; provided, however, that no such action shall adversely affect the rights and obligations of the Participants with respect to the Cash Incentive Bonuses payable under the Plan at the time of such alteration, amendment, suspension, or discontinuance, except as may be required in order to comply with the requirements of  Code Section 409A.

7.No Right to Employment or Awards.

Neither the Plan nor any action taken hereunder shall be construed as giving any Participant or other person any right to continue to be employed by or perform services for the Company or any affiliate, and the right to terminate the employment of or performance of services by any Participant at any time and for any reason is specifically reserved to the Company. No person shall have any claim to be granted any Award and there is no obligation for uniformity of treatment among Participants. The terms and conditions of Awards, if any, need not be the same with respect to each Participant.

8.Adjustments Upon Certain Events.

In the event of any material change in the business assets, liabilities or prospects of the Company or any affiliate, the Committee in its sole discretion and without liability to any Participant may make such adjustment, if any, as it deems to be equitable as to any Performance Goals applicable to a Performance Period.

9.Miscellaneous Provisions.

The Company is the sponsor and legal obligor under the Plan and shall make all Cash Incentive Bonus payments hereunder. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to ensure the payment of any Cash Incentive Bonus amounts under the Plan, and the Participants’ rights to such payments hereunder shall be no greater than the rights of the Company’s unsecured creditors. All expenses involved in administering the Plan shall be borne by the Company.

10.Choice of Law.

The Plan shall be governed by and construed in accordance with the laws of the State of Missouri applicable to contracts made and to be performed in the State of Missouri.

11.Withholding of Taxes.

Any Cash Incentive Bonus payment made under the Plan shall be subject to any federal, state, or local income or other taxes or obligations required by law to be withheld with respect to such payment.

12.Payments Subject to Clawback Policy.

Any payments made hereunder shall be subject to any clawback or recoupment policy adopted by the Board or a committee of the Board, as such policy may be amended from time to time.

13.Effectiveness of the Plan.

The Plan is effective on the Effective Date; and shall remain in effect until it is terminated by the Board.